Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Robert Wahlman, CFO 610-743-8074
Bob Ramsey, Director of Investor Relations and Strategic Planning 484-926-7118

Customers Bancorp Reports Net Income
For Third Quarter 2018

● Customers Bancorp, Inc.'s ("CUBI") third quarter 2018 ("Q3 2018") net income to common shareholders was $2.4 million, or $0.07 per diluted share. Adjusted for merger and acquisition related expenses and losses on investment securities, the adjusted Q3 2018 diluted earnings per share (a non-GAAP measure) was $0.62. Adjusted earnings per share increased approximately 29% from third quarter 2017 ("Q3 2017") adjusted earnings per share
● The Community Business Banking segment net income to common shareholders for Q3 2018 totaled $8.3 million, or $0.26 per diluted share. The segment's adjusted net income to common shareholders (a non-GAAP measure) for Q3 2018 totaled $23.7 million, or $0.73 per diluted share
● The BankMobile segment reported a net loss for Q3 2018 of $5.8 million, or $0.18 per diluted share. The segment's adjusted net loss to common shareholders (a non-GAAP measure) for Q3 2018 totaled $3.6 million, or $0.11 per diluted share
● BankMobile’s merger with Flagship Community Bank was terminated on October 18, 2018 given regulatory complications, notably concerns that Customers and Flagship would be considered affiliates by the Federal Reserve and interchange income would be significantly reduced under the Durbin Amendment. Customers expects to retain BankMobile for the next 2-3 years, but will regularly reassess the best option for BankMobile. The termination triggered $2.0 million of after-tax merger and acquisition termination costs
● In Q3 2018, the return on average assets ("ROAA") was 0.22%. The adjusted return on average assets, which excludes the notable items described above (a non-GAAP measure) was 0.88% in Q3 2018 compared to 0.71% in Q3 2017. In Q3 2018, the return on average common equity was 1.31%. The adjusted return on average common equity, which excludes the notable items described above (a non-GAAP measure) was 10.86% in Q3 2018 compared to 8.71% in Q3 2017
● Total assets at September 30, 2018 were $10.6 billion compared to $10.5 billion at September 30, 2017. Subsequent to September 30, 2018, CUBI has reduced consolidated assets to below $10.0 billion, largely through the use of excess cash to repay borrowings
● Total deposits increased by $1.2 billion, or 16.7%, compared to June 30, 2018 and $917 million, or 12.1%, compared to September 30, 2017. Sequential deposit growth included $457 million of demand deposit growth, $439 million of savings and money market deposit growth, and $321 million of time deposit growth
● Year-over-year, core commercial and industrial loans, excluding commercial loans to mortgage companies, increased $233 million, or 15.0%, and consumer loans increased $111 million. Multi-family loans decreased $265 million and commercial non-owner-occupied real estate loans decreased $80.0 million

● Reflecting in part very strong core deposit growth, tax equivalent net interest margin ("NIM") (a non-GAAP measure) was 2.47% in Q3 2018, compared to 2.62% in Q3 2017
● On October 15, 2018, BankMobile announced a partnership with a significant White Label partner to provide competitive banking products to its broad customer base
● Q3 2018 book value per common share was $23.27 and tangible book value per common share (a non-GAAP measure) was $22.74. Book value per common share has increased at a compound annual growth rate of 8.6% over the past five years
● Based on the October 24, 2018 closing price of $18.60, Customers Bancorp common equity is trading at 0.82x tangible book value of $22.74 (a non-GAAP measure) and 8.2x the 2019 consensus estimate of $2.27

Wyomissing, PA - October 25, 2018 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), reported net income to common shareholders of $2.4 million for Q3 2018, compared to $4.1 million for Q3 2017, a decrease of $1.7 million, and $20.0 million for Q2 2018, a decrease of $17.6 million. Fully diluted earnings per common share for Q3 2018 was $0.07, compared to $0.62 for Q2 2018 and $0.13 for Q3 2017. Both Q3 2018 and Q3 2017 included significant notable items.

“Customers Bancorp generated adjusted net income (a non-GAAP measure) of $20.1 million, or $0.62 per share, a year-over-year increase of approximately 29% in adjusted earnings per share. Earnings improved at both our Community Business Banking and BankMobile segments. We understand that our recent decision to retain BankMobile for 2-3 years due to unexpected regulatory complications caught some investors by surprise, but we continue to like the prospects of that business and are particularly excited about its new White Label partnership. We are also excited about our plans to strengthen the balance sheet, remix our assets and liabilities, widen our net interest margin, increase our ROAA, and build capital, which we outlined at our recent Analyst Day. On that last point, we expect to take a closer look at capital management options, given our expectation that our tangible common equity ratio will be about 7.5% by year-end, comfortably above our 7.0% target." stated Jay Sidhu, CEO and Chairman of Customers Bank.

Customers' Community Business Banking segment reported Q3 2018 net income to common shareholders of $8.3 million. Adjusted for losses on investment securities, the segment's adjusted net income (a non-GAAP measure) in Q3 2018 was $23.7 million, an increase of 14.8% from $20.6 million in Q3 2017.

Customers also reported net income to common shareholders of $43.0 million for the nine months ended September 30, 2018, compared to net income to common shareholders of $46.4 million for the nine months ended September 30, 2017. Fully diluted earnings per common share for the nine months ended September 30, 2018 was $1.33, compared to $1.42 for the nine months ended September 30, 2017. Adjusted for merger and acquisition related expenses and losses on investment securities adjusted net income available to common shareholders (a non-GAAP measure) for the nine months ended September 30, 2018 totaled $61.5 million, a 14.0% increase compared to $54.0 million of adjusted income for the first nine months of 2017.

Strategic Priorities

Improve Profitability: we target a 2.75% NIM in 12-18 months and a 1.25% ROAA in 3-5 years

Customers targets an ROAA of 1.25% in the next 3-5 years. Customers expects to get there by improving net interest margin to 2.75%+ in 12 to 18 months (up from the prior target of 2.60% to 2.75% within a 1-2 year period), a focus on positive operating leverage and expense discipline, as well as eliminating the drag on profitability from BankMobile. Credit quality at Customers Bank is very strong, as measured by the low level of nonperforming loans (0.27% of total loans at September 30, 2018); Customers has always emphasized credit quality as its most important critical success factor.

•	Target ROAA in top quartile of peer group, which we expect will equate to a ratio of 1.25% or higher

•	Expect shift in asset and funding mix will drive a wider NIM to 2.75% or higher

•	BankMobile growth and maturity will enhance profitability; we expect BankMobile to be profitable by the end of 2019

•	Focused on expense control; we expect de minimus growth in most Community Business Banking segment expenses, and incremental spend in other areas driven by revenue growth

•	Opportunistically grow fee income. BankMobile's new White Label partnership will contribute to fee income growth

Grow CUBI Core Businesses, Stay Under $10 Billion, and Optimize Balance Sheet Mix

While Customers will remain relatively flat in terms of total assets, Customers is focused on growing its core businesses and most profitable assets and liabilities. Through favorable mix shifts in both assets and liabilities, Customers expects to improve the overall quality of its balance sheet and deposit franchise, expand its net interest margin, enhance liquidity and improve interest rate sensitivity.

•
Core Deposit Growth Strategy. Customers' deposit strategy factors in the total cost of deposits as the sum of operating and interest costs. Customers' branch lite model, with a focus on cost control, is reflected in dramatically lower operating expenses than the industry - operating expenses in the Community Business Banking segment were equal to 1.35% of average assets in Q3 2018, which Customers believes is at least 175 basis points lower than the industry overall. Core deposit growth is a strategic priority for Customers. In July 2018, Customers launched a new digital, on-line banking business with a goal of gathering retail deposits. As of September 30, 2018, this new business had generated $231 million in retail deposits. Year-to-date September 30, 2018, Customers reported 25% growth in total deposits, which included 38% growth in demand deposits, 19% growth in money market and savings accounts, and 26% growth in time deposits.

•
Funding Mix Strategy. Customers expects core deposit growth, including BankMobile's demand deposits, to replace higher cost funding. In October 2018, Customers used excess cash to repay $500 million of FHLB borrowings (and exited associated swaps), which had an effective cost of 2.85%. Customers currently has over $700 million of deposits with a cost of 2.5% or greater that it expects to run off and replace with lower cost funding.

•
Asset Mix Strategy. Customers expects to grow its higher yielding, core commercial and industrial lending business as well as consumer lending, while running off lower yielding multi-family loans. Year-over-year, core commercial and industrial loans, excluding commercial loans to mortgage companies, increased $233 million, or 15.0%, and consumer loans increased $111 million. Multi-family loans decreased $265 million and commercial non-owner-occupied real estate loans decreased $80.0 million. Customers expects to end 2018 with approximately $3.3 billion in multi-family loans.

Build and Deploy Capital

"We now target a minimum tangible common equity ratio of 7.0%. Given our balance sheet reduction and expected retained earnings, we expect to be comfortably above this level by December 31, 2018," Mr. Sidhu stated. "Capital ratios will continue to build in 2019 and beyond as we retain earnings and the balance sheet remains flat; hence, we are currently evaluating our options to deploy excess capital," concluded Mr. Sidhu.

The estimated total risk-based capital ratio was approximately 12.6% for Q3 2018, compared to 12.4% for Q3 2017. The estimated common equity Tier 1 capital ratio was approximately 8.7% for Q3 2018, compared to 8.3% for Q3 2017. The estimated Tier 1 leverage capital ratio was approximately 8.9% for Q3 2018, compared to 8.4% for Q3 2017. The tangible common equity to tangible assets ratio (a non-GAAP measure) was 6.8% at September 30, 2018, compared to 6.5% at September 30, 2017, and Customers estimates that rate to be greater than 7.0% today.

Generate a Positive Contribution from BankMobile Segment to 2019 Earnings

BankMobile, a division of Customers Bank, operates a branchless digital bank offering very low cost banking services to approximately 1.0 million active deposit customers. On October 18, 2018, the agreement between Customers and Flagship, whereby Customers would spin-off BankMobile which would then be acquired by Flagship, was terminated. Customers currently expects to retain BankMobile for a 2-3 year period, but will regularly evaluate the best options for BankMobile. "While our strategy may have pivoted, we always believed in BankMobile's future and wanted a way for our shareholders to participate in that value creation. For the next 2-3 years, Customers' shareholders should enjoy the benefits of BankMobile's low cost deposit growth, which we expect to benefit our net interest margin and overall profitability," stated Sidhu.

BankMobile is expected to generate a positive contribution to Customers' earnings by the end of 2019, due in large part to expected core deposit growth from its recently announced White Label partnership. Demand deposits generated by the BankMobile business averaged $497 million for Q3 2018 with an average cost of 0.04%. BankMobile demand deposit balances were approximately $732 million at September 30, 2018.

Q3 2018 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended September 30, 2018 and the preceding four quarters, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)	Q3	Q2	Q1	Q4	Q3
	2018	2018	2018	2017	2017

Net income available to common shareholders	$2,414	$20,048	$20,527	$18,000	$4,139
Adjusted net income available to common shareholders (1)	$20,053	$20,841	$20,597	$18,086	$15,482
Basic earnings per common share ("EPS")	$0.08	$0.64	$0.65	$0.58	$0.13
Diluted EPS	$0.07	$0.62	$0.64	$0.55	$0.13
Adjusted diluted EPS (2)	$0.62	$0.64	$0.64	$0.56	$0.48
Average common shares outstanding - basic	31,671,122	31,564,893	31,424,496	30,843,319	30,739,671
Average common shares outstanding - diluted	32,277,590	32,380,662	32,273,973	32,508,030	32,512,692
Shares outstanding period end	31,687,340	31,669,643	31,466,271	31,382,503	30,787,632
Return on average assets	0.22%	0.89%	0.95%	0.84%	0.29%
Adjusted return on average assets (3)	0.88%	0.91%	0.96%	0.85%	0.71%
Return on average common equity	1.31%	11.32%	11.73%	10.11%	2.33%
Adjusted return on average common equity (4)	10.86%	11.76%	11.77%	10.15%	8.71%
Return on average assets - pre-tax and pre-provision (5)	0.33%	1.11%	1.33%	1.30%	0.92%
Return on average common equity - pre-tax and pre-provision (6)	2.91%	14.72%	17.18%	16.64%	12.04%
Net interest margin, tax equivalent (7)	2.47%	2.62%	2.67%	2.79%	2.62%
Efficiency ratio	66.42%	64.35%	60.84%	62.42%	68.55%
Non-performing loans ("NPLs") to total loans (8)	0.27%	0.29%	0.26%	0.30%	0.33%
Reserves to non-performing loans	174.56%	149.25%	173.02%	146.36%	130.83%
Net charge-offs	$471	$427	$633	$1,130	$2,495
Annualized net charge-offs to average total loans	0.02%	0.02%	0.03%	0.05%	0.11%
Tier 1 capital to average assets (leverage ratio) (9)	8.91%	8.87%	9.03%	8.94%	8.35%
Common equity Tier 1 capital to risk-weighted assets (9)	8.67%	8.61%	8.51%	8.81%	8.28%
Tier 1 capital to risk-weighted assets (9)	11.21%	11.16%	11.11%	11.58%	10.94%
Total capital to risk-weighted assets (9)	12.64%	12.55%	12.55%	13.05%	12.40%
Tangible common equity to tangible assets (10)	6.80%	6.33%	6.36%	7.00%	6.47%
Book value per common share	$23.27	$22.70	$22.30	$22.42	$22.51
Tangible book value per common share (period end) (11)	$22.74	$22.15	$21.74	$21.90	$21.98
Period end stock price	$23.53	$28.38	$29.15	$25.99	$32.62

(1) Non-GAAP measure calculated as GAAP net income available to common shareholders adjusted for merger and acquisition related expenses, losses and gains on investment securities, impairments of investment securities, and depreciation and amortization catch-up adjustments. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. A detailed reconciliation between this non-GAAP measure and the comparable GAAP amount is included at the end of this document.

(2) Non-GAAP measure calculated as GAAP net income available to common shareholders adjusted for merger and acquisition related expenses, losses and gains on investment securities, impairments of investment securities and depreciation and amortization catch-up adjustments divided by average common shares outstanding - diluted. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. A detailed reconciliation between this non-GAAP measure and the comparable GAAP amounts is included at the end of this document.

(3) Non-GAAP measure calculated as GAAP net income adjusted for merger and acquisition related expenses, losses and gains on investment securities, impairments of investment securities and depreciation and amortization catch-up adjustments divided by average total assets. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. A detailed reconciliation between this non-GAAP measure and the comparable GAAP amount is included at the end of this document.

(4) Non-GAAP measure calculated as GAAP net income available to common shareholders adjusted for merger and acquisition related expenses, losses and gains on investment securities, impairments of investment securities, and depreciation and amortization catch-up adjustments divided by average total common shareholders' equity. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. A detailed reconciliation between this non-GAAP measure and the comparable GAAP amount is included at the end of this document.

(5) Non-GAAP measure calculated as GAAP net income, plus provision for loan losses and income tax expense divided by average total assets.
(6) Non-GAAP measure calculated as GAAP net income available to common shareholders, plus provision for loan losses and income tax expense divided by average common equity.
(7) Non-GAAP measure calculated as GAAP net interest income, plus tax equivalent interest using an estimated 26% tax rate for Q3 2018, Q2 2018, and Q1 2018, and an estimated 35% tax rate for Q4 2017 and Q3 2017, divided by average interest earning assets.

(8) Total loans, including held for sale loans.
(9) Regulatory capital ratios are estimated for Q3 2018.
(10) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by total assets less goodwill and other intangibles.
(11) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by common shares outstanding at period end.

Net Interest Income

Net interest income decreased $3.3 million, or 4.9% to $64.0 million in Q3 2018 from $67.3 million in Q2 2018 principally due to 15 basis points NIM compression which reflected seasonally lower balances in our high yielding mortgage warehouse business, lower prepayment fees, increases in cash balances late in the quarter, and higher deposit costs which enabled us to grow deposits by $1.2 billion in the quarter.

Q3 2018 prepayment fees totaled $1.6 million, a decrease of $0.9 million from Q2 2018, which reduced NIM by approximately 4 basis points.

Q3 2018 net interest income of $64.0 million decreased $4.0 million, or 5.9%, from net interest income in Q3 2017 as average interest earning assets decreased $33.5 million, and the Q3 2018 NIM narrowed by 15 basis points to 2.47%, reflecting factors discussed above. The 66 basis point increase in total cost of deposits and borrowings was mitigated by a 47 basis point increase in yield on interest earning assets, primarily due to increase in yield on our loans of 44 basis points; the yield on investment securities increased 43 basis points to 3.30%.

Total loans outstanding, including commercial loans held for sale, decreased $417 million, or 4.5%, to $8.8 billion as of September 30, 2018 compared to total loans of $9.2 billion as of September 30, 2017.

Compared to the year-ago period, commercial and industrial loans, excluding commercial loans to mortgage companies, increased $233 million to $1.8 billion, up 15.0%; multi-family loans decreased $265 million to $3.5 billion, or 7.0%; commercial non-owner-occupied real estate loans decreased $80.0 million to $1.2 billion; consumer loans increased $111 million to $645 million; and commercial loans to mortgage companies decreased $438 million to $1.6 billion.

Total deposits increased $917 million, or 12.1%, to $8.5 billion, compared to total deposits of $7.6 billion at September 30, 2017. Total demand deposit accounts increased $382 million to $2.2 billion, savings and money market deposits increased $442 million to $3.9 billion, and certificates of deposit accounts increased $93.0 million to $2.4 billion.

Provision and Credit

Customers' Q3 2018 provision for loan losses totaled $2.9 million compared to a provision expense of $2.4 million in Q3 2017 and a benefit of $0.8 million in Q2 2018. The Q3 2018 provision expense included $2.3 million for growth in the consumer loan portfolio and a $0.9 million increase for specifically identified loans, offset in part by a release of reserve of $0.2 million resulting from improved asset quality and lower incurred losses than previously estimated. Net charge-offs for Q3 2018 were $0.5 million, or 2 basis points of annualized net charge-offs to average loans. There were no significant changes in Customers' methodology for estimating the allowance for loan losses in Q3 2018 or during the past year.
Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that asset quality is one of the most important risks in banking to be understood and managed. Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers' non-performing loans at September 30, 2018 were only 0.27% of total loans, compared to our peer group non-performing loans of approximately 0.78% in the most recent period available, and industry average non-performing loans of 1.21% in the most recent period available. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.

Non-interest income

Non-interest income decreased $14.0 million in Q3 2018 to $2.1 million, compared to $16.1 million in Q2 2018. Q3 2018 included a loss on investment securities of $18.7 million from the sale of $495 million of lower yielding securities. Other non-interest revenues increased $3.6 million, driven by increases in income from commercial leases as well as a $2.8 million gain on discontinuing cash flow hedge accounting for three interest rate swaps, offset in part by a $1.2 million negative mark to market on an equity investment.

Non-interest income decreased $15.9 million in Q3 2018 to $2.1 million from $18.0 million in Q3 2017. Included in Q3 2018 non-interest income is the above mentioned $18.7 million loss on sale of lower yielding securities and $1.2 million negative mark to market on an equity investment, which were offset in part by a $2.8 million gain from discontinuing cash flow hedge accounting for three interest rate swaps, which Customers now believes are not needed due to strong core deposit growth. Also included within non-interest income for Q3 2018 was $1.2 million of debit and prepaid card interchange expense, which was recorded as a reduction to the gross amount of interchange and card revenue (which totaled $8.3 million without the effect of netting these expenses) as a result of the adoption of the new revenue recognition standard in Q1 2018. Prior to the adoption of the new standard, these expenses were included with non-interest expense and reported as technology, communications and bank operations expense. Included in Q3 2017 non-interest income was an $8.3 million impairment charge related to an equity investment and a $5.3 million gain on sale of investment securities.

Non-interest expense

Non-interest expenses totaled $57.1 million, a decrease of $3.9 million, or 6.4% from Q3 2017. Included in Q3 2017 non-interest expenses was $2.8 million in catch-up depreciation and amortization for BankMobile assets that were previously classified as held for sale. Professional services for Q3 2018 totaled $4.7 million, a decrease of $2.7 million, or 35.9% from Q3 2017 as a result of ongoing efforts to manage expenses. These improvements to non-interest expense were partially offset by a $2.9 million increase in merger and acquisition related expenses due to the termination of the Flagship agreement and a $0.7 million increase in salaries and employee benefits.

Tax

We expect an effective tax rate of approximately 24% for the remainder of 2018.

Profitability and Book Value

Customers' return on average assets was 0.22% in Q3 2018 compared to 0.29% in Q3 2017, and its return on average common equity was 1.31% in Q3 2018 compared to 2.33% in Q3 2017. The adjusted return on average assets, which excludes the notable items described above (a non-GAAP measure) was 0.88% in Q3 2018 and the adjusted return on average common equity, which excludes the notable items described above (a non-GAAP measure) was 10.86% in Q3 2018.

The Q3 2018 efficiency ratio was 66.4% compared to the Q3 2017 efficiency ratio of 68.6%.

The book value and tangible book value (a non-GAAP measure) per common share increased to $23.27 and $22.74 per share, respectively, at September 30, 2018, reflecting a CAGR of 8.6% and 8.3% over the past five years, respectively.

BankMobile Segment

The BankMobile segment reported a pre-tax loss of $7.7 million in Q3 2018 compared to a pre-tax loss of $11.0 million for Q3 2017. Q3 2018 segment results included $3.9 million in fund transfer pricing revenues on its deposits, at an average rate of 3.10%. The BankMobile segment reported a net loss for Q3 2018 of $5.8 million, or $0.18 per diluted share. The segment's adjusted net loss to common shareholders (a non-GAAP measure) for Q3 2018 totaled $3.6 million, or $0.11 per diluted share. Included in Q3 2018, was $2.9 million in merger and acquisition related charges. Included in Q3 2017 non-interest expenses of BankMobile was $2.8 million in "catch-up" depreciation and amortization for BankMobile assets that were previously classified as held for sale but reclassified as held for investment at the time Customers decided to spin-off the segment rather than sell the BankMobile segment.

Managing Commercial Real Estate Concentration Risks and Providing High Net Worth Families Loans for Their Multi-Family Holdings

Customers' total commercial real estate ("CRE") loan exposures subject to regulatory concentration guidelines of $4.7 billion as of September 30, 2018 included construction loans of $107 million, multi-family loans of $3.5 billion, and non-owner occupied commercial real estate loans of $1.1 billion, which represent 388% of total risk-based capital on a combined basis, a reduction from 437% commercial real estate concentration as of September 30, 2017. Customers' loans subject to regulatory CRE concentration guidelines had 3 year cumulative growth of 37.1% in Q3 2018, a deceleration from 64.5% in Q3 2017. "In a flat curve environment, we will continue to deemphasize lower yielding multi-family loans and certain CRE loans," stated Mr. Sidhu.

Customers' loans collateralized by multi-family properties were approximately 40.0% of Customers' total loan portfolio and approximately 290% of total risk-based capital at September 30, 2018, down from approximately 41.1% and 327%, respectively, at September 30, 2017. Following are some key characteristics of Customers' multi-family loan portfolio:

•	Principally concentrated in New York City with an emphasis on properties subject to some type of rent control; and principally to high net worth families;

•	Average loan size is $6.7 million;

•	Median annual debt service coverage ratio is 136%;

•	Median loan-to-value for the portfolio is 65.8%;

•	All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in loan interest rates;

•	All properties are inspected prior to a loan being granted and inspected thereafter on an annual basis by dedicated portfolio managers or outside inspectors; and

•	Credit approval process is independent of customer sales and portfolio management process.

Conference Call
Date:            Friday, October 26, 2018
Time:            9:00 AM ET
US Dial-in:        855-719-5008
International Dial-in:    334-323-0517
Participant Code:    498335

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on the company's website at http://customersbank.com/investor_relations.php prior to the call. A playback of the call will be available beginning Friday, October 26, 2018 at 12:00 PM ET until 12:00 PM ET on November 25, 2018. To listen, call within the United States 888-203-1112 or 719-457-0820 when calling internationally. Please use the replay pin number 5953250.
Institutional Background
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $10.6 billion at September 30, 2018. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, the District of Columbia, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers' BankMobile business with the acquired Disbursements business, the implementation of Customers Bancorp, Inc.'s strategy to retain BankMobile for 2-3 years, the possibility that the expected benefits of retaining BankMobile for 2-3 years may not be achieved, or the possible effects on Customers' results of operations of the spin-off and merger of BankMobile not being completed also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements.  Further, Customers' expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2017, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Nine Months Ended
	Q3	Q2	Q1	Q4	Q3	September 30,
	2018	2018	2018	2017	2017	2018	2017
Interest income:
Loans receivable	$77,160	$74,238	$66,879	$70,935	$67,107	$218,277	$195,605
Loans held for sale	20,655	21,002	19,052	20,294	21,633	60,709	53,103
Investment securities	8,495	9,765	8,672	4,136	7,307	26,932	21,017
Other	3,735	2,634	2,361	2,254	2,238	8,731	5,507
Total interest income	110,045	107,639	96,964	97,619	98,285	314,649	275,232

Interest expense:
Deposits	32,804	24,182	19,793	18,649	18,381	76,779	48,934
Other borrowings	2,431	3,275	3,376	3,288	3,168	9,082	6,767
FHLB advances	9,125	11,176	7,080	5,697	7,032	27,381	15,433
Subordinated debt	1,684	1,684	1,684	1,685	1,685	5,053	5,055
Total interest expense	46,044	40,317	31,933	29,319	30,266	118,295	76,189
Net interest income	64,001	67,322	65,031	68,300	68,019	196,354	199,043
Provision for loan losses	2,924	(784)	2,117	831	2,352	4,257	5,937
Net interest income after provision for loan losses	61,077	68,106	62,914	67,469	65,667	192,097	193,106

Non-interest income:
Interchange and card revenue	7,084	6,382	9,661	9,780	9,570	23,127	31,729
Deposit fees	2,002	1,632	2,092	2,121	2,659	5,726	7,918
Bank-owned life insurance	1,869	1,869	2,031	1,922	1,672	5,769	5,297
Mortgage warehouse transactional fees	1,809	1,967	1,887	2,206	2,396	5,663	7,139
Gain on sale of SBA and other loans	1,096	947	1,361	1,178	1,144	3,404	3,045
Mortgage banking income	207	205	121	173	257	532	703
Impairment loss on investment securities	—	—	—	—	(8,349)	—	(12,934)
(Loss) gain on sale of investment securities	(18,659)	—	—	268	5,349	(18,659)	8,532
Other	6,676	3,125	3,757	2,092	3,328	13,558	7,741
Total non-interest income	2,084	16,127	20,910	19,740	18,026	39,120	59,170

Non-interest expense:
Salaries and employee benefits	25,462	27,748	24,925	25,948	24,807	78,135	69,569
Technology, communication and bank operations	11,657	11,322	9,943	12,637	14,401	32,923	33,227
Professional services	4,743	3,811	6,008	7,010	7,403	14,563	21,142
Merger and acquisition related expenses	2,945	869	106	410	—	3,920	—
Occupancy	2,901	3,141	2,834	2,937	2,857	8,876	8,228
FDIC assessments, non-income taxes, and regulatory fees	2,415	2,135	2,200	1,290	2,475	6,750	6,615
Advertising and promotion	820	319	390	361	404	1,529	1,108
Loan workout	516	648	659	522	915	1,823	1,844
Other real estate owned expense	66	58	40	20	445	164	550
Other	5,579	3,699	5,175	3,653	7,333	14,451	18,535
Total non-interest expense	57,104	53,750	52,280	54,788	61,040	163,134	160,818
Income before income tax expense	6,057	30,483	31,544	32,421	22,653	68,083	91,458
Income tax expense	28	6,820	7,402	10,806	14,899	14,250	34,236
Net income	6,029	23,663	24,142	21,615	7,754	53,833	57,222
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615	10,844	10,844
Net income available to common shareholders	$2,414	$20,048	$20,527	$18,000	$4,139	$42,989	$46,378

Basic earnings per common share	$0.08	$0.64	$0.65	$0.58	$0.13	$1.36	$1.52
Diluted earnings per common share	$0.07	$0.62	$0.64	$0.55	$0.13	$1.33	$1.42

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
ASSETS
Cash and due from banks	$12,943	$22,969	$9,198	$20,388	$13,318
Interest-earning deposits	653,091	228,757	206,213	125,935	206,162
Cash and cash equivalents	666,034	251,726	215,411	146,323	219,480
Investment securities, at fair value	668,851	1,161,000	1,181,661	471,371	584,823
Loans held for sale	1,517,710	1,931,781	1,875,515	1,939,485	2,113,293
Loans receivable	7,239,950	7,181,726	6,943,566	6,768,258	7,061,338
Allowance for loan losses	(40,741)	(38,288)	(39,499)	(38,015)	(38,314)
Total loans receivable, net of allowance for loan losses	7,199,209	7,143,438	6,904,067	6,730,243	7,023,024
FHLB, Federal Reserve Bank, and other restricted stock	74,206	136,066	130,302	105,918	98,611
Accrued interest receivable	32,986	33,956	31,812	27,021	27,135
Bank premises and equipment, net	11,300	11,224	11,556	11,955	12,369
Bank-owned life insurance	263,117	261,121	259,222	257,720	255,683
Other real estate owned	1,450	1,705	1,742	1,726	1,059
Goodwill and other intangibles	16,825	17,150	17,477	16,295	16,604
Other assets	165,416	143,679	140,501	131,498	119,748
Total assets	$10,617,104	$11,092,846	$10,769,266	$9,839,555	$10,471,829

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,338,167	$1,090,744	$1,260,853	$1,052,115	$1,427,304
Interest-bearing deposits	7,175,547	6,205,210	5,781,606	5,748,027	6,169,772
Total deposits	8,513,714	7,295,954	7,042,459	6,800,142	7,597,076
Federal funds purchased	—	105,000	195,000	155,000	147,000
FHLB advances	835,000	2,389,797	2,252,615	1,611,860	1,462,343
Other borrowings	123,779	186,888	186,735	186,497	186,258
Subordinated debt	108,953	108,929	108,904	108,880	108,856
Accrued interest payable and other liabilities	80,846	70,051	64,465	56,212	59,654
Total liabilities	9,662,292	10,156,619	9,850,178	8,918,591	9,561,187

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	32,218	32,200	31,997	31,913	31,318
Additional paid in capital	431,205	428,796	424,099	422,096	429,633
Retained earnings	302,404	299,990	279,942	258,076	240,076
Accumulated other comprehensive (loss) income	(20,253)	(33,997)	(26,188)	(359)	377
Treasury stock, at cost	(8,233)	(8,233)	(8,233)	(8,233)	(8,233)
Total shareholders' equity	954,812	936,227	919,088	920,964	910,642
Total liabilities & shareholders' equity	$10,617,104	$11,092,846	$10,769,266	$9,839,555	$10,471,829

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three Months Ended
	September 30,		June 30,		September 30,
	2018		2018		2017
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$309,588	1.97%	$188,880	1.78%	$280,845	1.30%
Investment securities	1,029,857	3.30%	1,213,989	3.22%	1,017,065	2.87%
Loans:
Commercial loans to mortgage companies	1,680,441	5.02%	1,760,519	4.93%	1,956,587	4.28%
Multifamily loans	3,555,223	3.89%	3,561,679	3.90%	3,639,566	3.63%
Commercial and industrial	1,782,500	4.83%	1,713,150	4.75%	1,491,833	4.20%
Non-owner occupied commercial real estate	1,255,206	4.03%	1,269,373	4.05%	1,294,996	3.89%
All other loans	594,528	4.80%	482,098	4.85%	546,161	4.24%
Total loans	8,867,898	4.38%	8,786,819	4.35%	8,929,143	3.94%
Other interest-earning assets	111,600	7.81%	139,842	5.15%	125,341	4.16%
Total interest earning assets	10,318,943	4.24%	10,329,530	4.18%	10,352,394	3.77%
Non-interest earning assets	409,396		391,660		389,797
Total assets	$10,728,339		$10,721,190		$10,742,191

Liabilities
Total interest bearing deposits (1)	$6,665,384	1.95%	$5,862,211	1.65%	$6,180,483	1.18%
Borrowings	1,918,577	2.74%	2,736,644	2.36%	2,414,086	1.96%
Total interest bearing liabilities	8,583,961	2.13%	8,598,855	1.88%	8,594,569	1.40%
Non-interest bearing deposits (1)	1,109,819		1,109,527		1,158,910
Total deposits & borrowings	9,693,780	1.89%	9,708,382	1.67%	9,753,479	1.23%
Other non-interest bearing liabilities	84,786		84,788		66,220
Total liabilities	9,778,566		9,793,170		9,819,699
Common equity	732,302		710,549		705,021
Preferred stock	217,471		217,471		217,471
Shareholders' equity	949,773		928,020		922,492
Total liabilities and shareholders' equity	$10,728,339		$10,721,190		$10,742,191

Net interest margin		2.46%		2.61%		2.61%
Net interest margin tax equivalent		2.47%		2.62%		2.62%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 1.67%, 1.39% and 0.99% for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Nine Months Ended
	September 30,		September 30,
	2018		2017
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$227,960	1.80%	$327,154	1.00%
Investment securities	1,109,555	3.24%	971,710	2.88%
Loans:
Commercial loans to mortgage companies	1,677,895	4.88%	1,734,874	4.15%
Multifamily loans	3,584,640	3.84%	3,496,276	3.69%
Commercial and industrial	1,716,907	4.65%	1,416,418	4.16%
Non-owner occupied commercial real estate	1,268,597	4.00%	1,290,762	3.90%
All other loans	469,877	4.88%	501,799	4.42%
Total loans	8,717,916	4.28%	8,440,129	3.94%
Other interest-earning assets	122,736	6.17%	102,590	3.99%
Total interest earning assets	10,178,167	4.13%	9,841,583	3.74%
Non-interest earning assets	398,570		367,595
Total assets	$10,576,737		$10,209,178

Liabilities
Total interest bearing deposits (1)	$6,116,341	1.68%	$6,218,307	1.05%
Borrowings	2,278,262	2.44%	1,836,654	1.98%
Total interest-bearing liabilities	8,394,603	1.88%	8,054,961	1.26%
Non-interest-bearing deposits (1)	1,165,478		1,185,062
Total deposits & borrowings	9,560,081	1.65%	9,240,023	1.10%
Other non-interest bearing liabilities	81,663		72,622
Total liabilities	9,641,744		9,312,645
Common equity	717,522		679,062
Preferred stock	217,471		217,471
Shareholders' equity	934,993		896,533
Total liabilities and shareholders' equity	$10,576,737		$10,209,178

Net interest margin		2.58%		2.70%
Net interest margin tax equivalent		2.58%		2.71%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 1.41% and 0.88% for the nine months ended September 30, 2018 and 2017, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
	Community Business Banking	BankMobile	Consolidated	Community Business Banking	BankMobile	Consolidated
Interest income (1)	$106,156	$3,889	$110,045	$95,585	$2,700	$98,285
Interest expense	45,982	62	46,044	30,250	16	30,266
Net interest income	60,174	3,827	64,001	65,335	2,684	68,019
Provision for loan losses	2,502	422	2,924	1,874	478	2,352
Non-interest income (loss)	(7,756)	9,840	2,084	4,190	13,836	18,026
Non-interest expense	36,115	20,989	57,104	33,990	27,050	61,040
Income (loss) before income tax expense (benefit)	13,801	(7,744)	6,057	33,661	(11,008)	22,653
Income tax expense (benefit)	1,930	(1,902)	28	18,999	(4,100)	14,899
Net income (loss)	11,871	(5,842)	6,029	14,662	(6,908)	7,754
Preferred stock dividends	3,615	—	3,615	3,615	—	3,615
Net income (loss) available to common shareholders	$8,256	$(5,842)	$2,414	$11,047	$(6,908)	$4,139

Basic earnings (loss) per common share	$0.26	$(0.18)	$0.08	$0.36	$(0.23)	$0.13
Diluted earnings (loss) per common share	$0.26	$(0.18)	$0.07	$0.34	$(0.21)	$0.13
(1) - Amounts reported include funds transfer pricing of $3.9 million and $2.7 million for the three months ended September 30, 2018 and 2017, respectively.

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017
	Community Business Banking	BankMobile	Consolidated	Community Business Banking	BankMobile	Consolidated
Interest income (2)	$302,820	$11,829	$314,649	$265,524	$9,708	$275,232
Interest expense	118,081	214	118,295	76,134	55	76,189
Net interest income	184,739	11,615	196,354	189,390	9,653	199,043
Provision for loan losses	3,128	1,129	4,257	5,459	478	5,937
Non-interest income	8,147	30,973	39,120	16,587	42,583	59,170
Non-interest expense	108,168	54,966	163,134	94,704	66,114	160,818
Income (loss) before income tax expense (benefit)	81,590	(13,507)	68,083	105,814	(14,356)	91,458
Income tax expense (benefit)	17,567	(3,317)	14,250	39,584	(5,348)	34,236
Net income (loss)	64,023	(10,190)	53,833	66,230	(9,008)	57,222
Preferred stock dividends	10,844	—	10,844	10,844	—	10,844
Net income (loss) available to common shareholders	$53,179	$(10,190)	$42,989	$55,386	$(9,008)	$46,378

Basic earnings (loss) per common share	$1.69	$(0.32)	$1.36	$1.81	$(0.29)	$1.52
Diluted earnings (loss) per common share	$1.65	$(0.32)	$1.33	$1.70	$(0.28)	$1.42
As of September 30, 2018 and 2017
Goodwill and other intangibles	$3,629	$13,196	$16,825	$3,632	$12,972	$16,604
Total assets	$10,542,175	$74,929	$10,617,104	$10,405,452	$66,377	$10,471,829
Total deposits	$7,781,225	$732,489	$8,513,714	$6,815,994	$781,082	$7,597,076
Total non-deposit liabilities	$1,134,251	$14,327	$1,148,578	$1,947,213	$16,898	$1,964,111

(2) - Amounts reported include funds transfer pricing of $11.8 million and $9.7 million for the nine months ended September 30, 2018 and 2017, respectively.

The following tables present Customers' business segment results for the quarter ended September 30, 2018 and the preceding four quarters:

Community Business Banking:
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Interest income (1)	$106,156	$104,110	$92,554	$94,407	$95,585
Interest expense	45,982	40,182	31,917	29,304	30,250
Net interest income	60,174	63,928	60,637	65,103	65,335
Provision for loan losses	2,502	(1,247)	1,874	179	1,874
Non-interest income	(7,756)	7,465	8,439	8,200	4,190
Non-interest expense	36,115	37,721	34,331	33,900	33,990
Income before income tax expense	13,801	34,919	32,871	39,224	33,661
Income tax expense	1,930	7,910	7,728	13,369	18,999
Net income	11,871	27,009	25,143	25,855	14,662
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$8,256	$23,394	$21,528	$22,240	$11,047

Basic earnings per common share	$0.26	$0.74	$0.69	$0.72	$0.36
Diluted earnings per common share	$0.26	$0.72	$0.67	$0.68	$0.34

(1) - Amounts reported include funds transfer pricing of $3.9 million, $3.5 million, $4.4 million, $3.2 million and $2.7 million for the three months ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017, respectively.

BankMobile:
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Interest income (2)	$3,889	$3,529	$4,410	$3,212	$2,700
Interest expense	62	135	16	15	16
Net interest income	3,827	3,394	4,394	3,197	2,684
Provision for loan losses	422	463	243	652	478
Non-interest income	9,840	8,662	12,471	11,540	13,836
Non-interest expense	20,989	16,029	17,949	20,888	27,050
Loss before income tax benefit	(7,744)	(4,436)	(1,327)	(6,803)	(11,008)
Income tax benefit	(1,902)	(1,090)	(326)	(2,563)	(4,100)
Net loss available to common shareholders	$(5,842)	$(3,346)	$(1,001)	$(4,240)	$(6,908)

Basic loss per common share	$(0.18)	$(0.11)	$(0.03)	$(0.14)	$(0.23)
Diluted loss per common share	$(0.18)	$(0.10)	$(0.03)	$(0.13)	$(0.21)

(2) - Amounts reported include funds transfer pricing of $3.9 million, $3.5 million, $4.4 million, $3.2 million and $2.7 million for the three months ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION (UNAUDITED)
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017

Commercial:
Multi-family	$3,504,540	$3,542,770	$3,645,374	$3,646,572	$3,769,206
Mortgage warehouse	1,574,731	1,987,306	1,931,320	1,844,607	2,012,864
Commercial & industrial	1,783,300	1,755,183	1,648,324	1,582,667	1,550,210
Commercial real estate non-owner occupied	1,157,849	1,155,998	1,195,903	1,218,719	1,237,849
Construction	95,250	88,141	81,102	85,393	73,203
Total commercial loans	8,115,670	8,529,398	8,502,023	8,377,958	8,643,332

Consumer:
Residential	511,236	494,265	226,501	235,928	436,979
Manufactured housing	82,589	85,328	87,687	90,227	92,938
Other consumer	51,210	3,874	3,570	3,547	3,819
Total consumer loans	645,035	583,467	317,758	329,702	533,736
Deferred (fees)/costs and unamortized (discounts)/premiums, net	(3,045)	642	(700)	83	(2,437)
Total loans	$8,757,660	$9,113,507	$8,819,081	$8,707,743	$9,174,631

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION (UNAUDITED)
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017

Demand, non-interest bearing	$1,338,167	$1,090,744	$1,260,853	$1,052,115	$1,427,304
Demand, interest bearing	833,176	623,343	510,418	523,848	362,269
Savings	275,825	38,457	36,584	38,838	37,654
Money market	3,673,065	3,471,249	3,345,573	3,279,648	3,469,410
Time deposits	2,393,481	2,072,161	1,889,031	1,905,693	2,300,439
Total deposits	$8,513,714	$7,295,954	$7,042,459	$6,800,142	$7,597,076

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of September 30, 2018					As of June 30, 2018					As of September 30, 2017
	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
Originated Loans
Multi-Family	$3,502,079	$1,343	$11,829	0.04%	880.79%	$3,540,261	$1,343	$12,072	0.04%	898.88%	$3,616,313	$—	$12,696	—%	—%
Commercial & Industrial (1)	1,760,668	14,316	15,268	0.81%	106.65%	1,728,577	14,121	14,643	0.82%	103.70%	1,507,395	22,995	13,084	1.53%	56.90%
Commercial Real Estate- Non-Owner Occupied	1,144,214	—	4,246	—%	—%	1,140,483	2,350	4,260	0.21%	181.28%	1,215,099	—	4,665	—%	—%
Residential	106,052	2,055	2,048	1.94%	99.66%	106,076	1,902	2,047	1.79%	107.62%	108,786	581	2,130	0.53%	366.61%
Construction	95,250	—	1,062	—%	—%	88,141	—	992	—%	—%	73,203	—	847	—%	—%
Other Consumer (2)	1,359	—	103	—%	—%	1,752	—	131	—%	—%	1,450	—	59	—%	—%
Total Originated Loans	6,609,622	17,714	34,556	0.27%	195.08%	6,605,290	19,716	34,145	0.30%	173.18%	6,522,246	23,576	33,481	0.36%	142.01%
Loans Acquired
Bank Acquisitions	131,854	4,006	3,773	3.04%	94.18%	136,070	4,264	3,990	3.13%	93.57%	153,772	4,307	4,642	2.80%	107.78%
Loan Purchases	501,519	1,921	2,939	0.38%	152.99%	439,724	2,015	663	0.46%	32.90%	387,757	1,959	919	0.51%	46.91%
Total Acquired Loans	633,373	5,927	6,712	0.94%	113.24%	575,794	6,279	4,653	1.09%	74.10%	541,529	6,266	5,561	1.16%	88.75%
Deferred (fees) costs and unamortized (discounts) premiums, net	(3,045)	—	—	—%	—%	642	—	—	—%	—%	(2,437)	—	—	—%	—%
Total Loans Held for Investment	7,239,950	23,641	41,268	0.33%	174.56%	7,181,726	25,995	38,798	0.36%	149.25%	7,061,338	29,842	39,042	0.42%	130.83%
Total Loans Held for Sale	1,517,710	—	—	—%	—%	1,931,781	—	—	—%	—%	2,113,293	—	—	—%	—%
Total Portfolio	$8,757,660	$23,641	$41,268	0.27%	174.56%	$9,113,507	$25,995	$38,798	0.29%	149.25%	$9,174,631	$29,842	$39,042	0.33%	130.83%

(1) Commercial & industrial loans, including owner occupied commercial real estate.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q3	Q2	Q1	Q4	Q3
	2018	2018	2018	2017	2017
Originated Loans
Commercial & Industrial (1)	$86	$140	$54	$(109)	$2,025
Commercial Real Estate- Non-Owner Occupied	—	—	—	731	77
Residential	—	42	—	3	125
Other Consumer (2)	434	459	254	686	348
Total Net Charge-offs from Originated Loans	520	641	308	1,311	2,575
Loans Acquired
Bank Acquisitions	(49)	(214)	325	(181)	(80)
Loan Purchases	—	—	—	—	—
Total Net Charge-offs (Recoveries) from Acquired Loans	(49)	(214)	325	(181)	(80)
Total Net Charge-offs from Loans Held for Investment	$471	$427	$633	$1,130	$2,495

(1) Commercial & industrial loans, including owner occupied commercial real estate.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
(Dollars in thousands, except per share data)
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to Non-GAAP measures disclosed within this document.

Adjusted Net Income to Common Shareholders - Customers Bancorp	Q3 2018		Q2 2018		Q1 2018		Q4 2017		Q3 2017
	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$2,414	$0.07	$20,048	$0.62	$20,527	$0.64	$18,000	$0.55	$4,139	$0.13
Reconciling items (after tax):
Impairment loss on equity securities	—	—	—	—	—	—	—	—	12,934	0.40
Merger and acquisition related expenses	2,222	0.07	655	0.02	80	—	256	0.01	—	—
Losses (gains) on investment securities	15,417	0.48	138	—	(10)	—	(170)	—	(3,356)	(0.10)
Catch-up depreciation/amortization on BankMobile assets	—	—	—	—	—	—	—	—	1,765	0.05
Adjusted net income to common shareholders	$20,053	$0.62	$20,841	$0.64	$20,597	$0.64	$18,086	$0.56	$15,482	$0.48

Adjusted Net Income to Common Shareholders - Customers Bancorp	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017

	USD	Per share	USD	Per share
GAAP net income to common shareholders	$42,989	$1.33	$46,378	$1.42
Reconciling items (after tax):
Impairment loss on equity securities	—	—	12,934	0.40
Merger and acquisition related expenses	2,957	0.09	—	—
Losses (gains) on investment securities	15,545	0.48	(5,354)	(0.17)
Adjusted net income to common shareholders	$61,491	$1.90	$53,958	$1.65

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted Return on Average Assets - Customers Bancorp	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
GAAP net income	$6,029	$23,663	$24,142	$21,615	$7,754
Reconciling items (after tax):
Impairment loss on equity securities	—	—	—	—	12,934
Merger and acquisition related expenses	2,222	655	80	256	—
Losses (gains) on investment securities	15,417	138	(10)	(170)	(3,356)
Catch-up depreciation/amortization on BankMobile assets	—	—	—	—	1,765
Adjusted net income	$23,668	$24,456	$24,212	$21,701	$19,097

Average Total Assets	$10,728,339	$10,721,190	$10,275,707	$10,163,681	$10,742,191

Adjusted Return on Average Assets	0.88%	0.91%	0.96%	0.85%	0.71%

Adjusted Return on Average Common Equity - Customers Bancorp	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017

GAAP net income to common shareholders	$2,414	$20,048	$20,527	$18,000	$4,139
Reconciling items (after tax):
Impairment loss on equity securities	—	—	—	—	12,934
Merger and acquisition related expenses	2,222	655	80	256	—
Losses (gains) on investment securities	15,417	138	(10)	(170)	(3,356)
Catch-up depreciation/amortization on BankMobile assets	—	—	—	—	1,765
Adjusted net income to common shareholders	$20,053	$20,841	$20,597	$18,086	$15,482

Average Total Common Shareholders' Equity	$732,302	$710,549	$709,464	$706,635	$705,021

Adjusted Return on Average Common Equity	10.86%	11.76%	11.77%	10.15%	8.71%

Adjusted Net Income to Common Shareholders - Community Business Banking Segment Only
	Q3 2018		Q2 2018		Q1 2018		Q4 2017		Q3 2017
	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$8,256	$0.26	$23,394	$0.72	$21,528	$0.67	$22,240	$0.68	$11,047	$0.34
Reconciling items (after tax):
Impairment loss on equity securities	—	—	—	—	—	—	—	—	12,934	0.40
Losses (gains) on investment securities	15,417	0.48	138	—	(10)	—	(170)	—	(3,356)	(0.10)
Adjusted net income to common shareholders	$23,673	$0.73	$23,532	$0.73	$21,518	$0.67	$22,070	$0.68	$20,625	$0.64

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted Net Income to Common Shareholders - Community Business Banking Segment Only	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017

	USD	Per share	USD	Per share
GAAP net income to common shareholders	$53,179	$1.65	$55,386	$1.70
Reconciling items (after tax):
Impairment loss on equity securities	—	—	12,934	0.40
Losses (gains) on investment securities	15,545	0.48	(5,354)	(0.17)
Adjusted net income to common shareholders	$68,724	$2.13	$62,966	$1.93

Adjusted Net Income to Common Shareholders - BankMobile Segment
	Q3 2018		Q2 2018		Q1 2018		Q4 2017		Q3 2017
	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$(5,842)	$(0.18)	$(3,346)	$(0.10)	$(1,001)	$(0.03)	$(4,240)	$(0.13)	$(6,908)	$(0.21)
Reconciling items (after tax):
Merger and acquisition related expenses	2,222	0.07	655	0.02	80	—	256	0.01	—	—
Catch-up depreciation/amortization on BankMobile assets	—	—	—	—	—	—	—	—	1,765	0.05
Adjusted net income to common shareholders	$(3,620)	$(0.11)	$(2,691)	$(0.08)	$(921)	$(0.03)	$(3,984)	$(0.12)	$(5,143)	$(0.16)

Adjusted Net Income to Common Shareholders - BankMobile Segment	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017

	USD	Per share	USD	Per share
GAAP net income to common shareholders	$(10,190)	$(0.32)	$(9,008)	$(0.28)
Reconciling items (after tax):
Merger and acquisition related expenses	2,957	0.09	—	—
Adjusted net income to common shareholders	$(7,233)	$(0.22)	$(9,008)	$(0.28)

Return on Tangible Common Equity - Community Business Banking Segment Only

	Q3 2018	Q3 2017
GAAP net income to common shareholders	$8,256	$11,047

Total shareholder's equity	921,203	870,367
Reconciling Items:
Preferred stock	(217,471)	(217,471)
Goodwill & other intangibles	(3,629)	(3,632)
Tangible common equity	$700,103	$649,264

Return on tangible common equity	4.68%	6.75%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Pre-tax Pre-provision Return on Average Assets

	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
GAAP Net Income	$6,029	$23,663	$24,142	$21,615	$7,754
Reconciling Items:
Provision for loan losses	2,924	(784)	2,117	831	2,352
Income tax expense	28	6,820	7,402	10,806	14,899
Pre-Tax Pre-provision Net Income	$8,981	$29,699	$33,661	$33,252	$25,005

Average Total Assets	$10,728,339	$10,721,190	$10,275,707	$10,163,681	$10,742,191

Pre-tax Pre-provision Return on Average Assets	0.33%	1.11%	1.33%	1.30%	0.92%

Pre-tax Pre-provision Return on Average Common Equity

	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
GAAP Net Income Available to Common Shareholders	$2,414	$20,048	$20,527	$18,000	$4,139
Reconciling Items:
Provision for loan losses	2,924	(784)	2,117	831	2,352
Income tax expense	28	6,820	7,402	10,806	14,899
Pre-tax Pre-provision Net Income Available to Common Shareholders	$5,366	$26,084	$30,046	$29,637	$21,390

Average Total Shareholders' Equity	$949,773	$928,020	$926,935	$924,106	$922,492
Reconciling Item:
Average Preferred Stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Average Common Equity	$732,302	$710,549	$709,464	$706,635	$705,021

Pre-tax Pre-provision Return on Average Common Equity	2.91%	14.72%	17.18%	16.64%	12.04%

Net Interest Margin, tax equivalent
	Nine Months Ended September 30,
	2018	2017	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
GAAP Net interest income	$196,354	$199,043	$64,001	$67,322	$65,031	$68,300	$68,019
Tax-equivalent adjustment	514	399	172	171	171	245	203
Net interest income tax equivalent	$196,868	$199,442	$64,173	$67,493	$65,202	$68,545	$68,222

Average total interest earning assets	$10,178,167	$9,841,583	$10,318,943	$10,329,530	$9,881,220	$9,875,987	$10,352,394

Net interest margin, tax equivalent	2.58%	2.71%	2.47%	2.62%	2.67%	2.79%	2.62%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands)

Tangible Common Equity to Tangible Assets
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
GAAP - Total Shareholders' Equity	$954,812	$936,227	$919,088	$920,964	$910,642
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and Other Intangibles	(16,825)	(17,150)	(17,477)	(16,295)	(16,604)
Tangible Common Equity	$720,516	$701,606	$684,140	$687,198	$676,567

Total Assets	$10,617,104	$11,092,846	$10,769,266	$9,839,555	$10,471,829
Reconciling Items:
Goodwill and Other Intangibles	(16,825)	(17,150)	(17,477)	(16,295)	(16,604)
Tangible Assets	$10,600,279	$11,075,696	$10,751,789	$9,823,260	$10,455,225

Tangible Common Equity to Tangible Assets	6.80%	6.33%	6.36%	7.00%	6.47%

Tangible Book Value per Common Share
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
GAAP - Total Shareholders' Equity	$954,812	$936,227	$919,088	$920,964	$910,642
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and Other Intangibles	(16,825)	(17,150)	(17,477)	(16,295)	(16,604)
Tangible Common Equity	$720,516	$701,606	$684,140	$687,198	$676,567

Common shares outstanding	31,687,340	31,669,643	31,466,271	31,382,503	30,787,632

Tangible Book Value per Common Share	$22.74	$22.15	$21.74	$21.90	$21.98

Tangible Book Value per Common Share - CAGR
	Q3 2018	Q4 2017	Q4 2016	Q4 2015	Q4 2014	Q4 2013
GAAP - Total Shareholders' Equity	$954,812	$920,964	$855,872	$553,902	$443,145	$386,623
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(55,569)	—	—
Goodwill and Other Intangibles	(16,825)	(16,295)	(17,621)	(3,651)	(3,664)	(3,676)
Tangible Common Equity	$720,516	$687,198	$620,780	$494,682	$439,481	$382,947

Common shares outstanding	31,687,340	31,382,503	30,289,917	26,901,801	26,745,529	26,646,566

Tangible Book Value per Common Share	$22.74	$21.90	$20.49	$18.39	$16.43	$14.37
CAGR	8.31%